Exhibit 99.1

Werner Enterprises, Inc.	Contact:	Christopher D. Wikoff
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3700

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES TO PARTICIPATE IN TWO INVESTMENT CONFERENCES

OMAHA, NEBRASKA, April 9, 2025 - Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider, announced participation in the following investment conferences.

BofA Industrials, Transportation & Airlines Key Leaders Conference 2025: Thursday, May 15, 2025, in New York, New York, including investor meetings. Fireside chat presentation from 11:05 a.m. to 11:40 a.m. ET. Speakers: Christopher D. Wikoff, Executive Vice President, Treasurer and Chief Financial Officer and Chris C. Neil, Senior Vice President of Pricing and Strategic Planning.

Wolfe Research Small & Mid-Cap Conference: Thursday, June 5, 2025, in New York, New York, a series of investor meetings.

A live webcast for the Bank of America conference will be available on the conference date on the Werner® website at www.werner.com in the "Investors" section under “News & Events” and then “Events Calendar”. An archive will then be available on the Werner website during the 30-day period following the conference date.

The conference dates and times provided in this press release may be subject to change. Should any such change occur, Werner may update the information by giving notice on its website or through other methods of public disclosure. Please consult the Werner website before or on the conference dates for any such updated notices.

Werner Enterprises, Inc. delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2024 revenues of $3.0 billion, an industry-leading modern truck and trailer fleet, nearly 13,000 talented associates and our innovative Werner EDGE® technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner® provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. Werner embraces inclusion as a core value and manages key risks and opportunities through a balanced sustainability strategy.

This press release, as well as the oral public statements made by any Werner representative during the webcast announced in this press release, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to Werner’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s latest available Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. For those reasons, undue reliance should not be placed on any forward-looking statement. Werner assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Source: Werner Enterprises, Inc.